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                                                                    EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
JB's Family Restaurants, Inc., Salt Lake City

We consent to the use of our report dated March 30, 1998, with respect to the financial statements of JB's Family Restaurants, Inc., included herein and to the reference to our firm under the headings "Experts" and "Selected Historical Financial Data Regarding JBRI" in the Joint Proxy Statement/Prospectus for a Proposal to Merge. Our report refers to a business combination accounted for as a purchase that occurred on July 15, 1996, the result of which renders the financial information for the periods before and after the acquisition not comparable.

                                           /s/ KPMG PEAT MARWICK LLP
                                   ---------------------------------------------
                                               KPMG Peat Marwick LLP

Salt Lake City, Utah
July 9, 1998